UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

Kinder Morgan Canada Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Kinder Morgan Canada Limited — Pembina Pipeline Corporation Transaction

Q&A #2 for Kinder Morgan Employees in Canada

October 15, 2019

Compensation and Benefits

1.              What will happen to my benefit under the Trans Mountain pension plan?

•                  Trans Mountain is the sponsor of the Pension Plan for Employees of Trans Mountain Canada Inc. (the “Plan”). It’s expected that continuous service with Pembina will be included when determining your benefit in the Plan. We also expect you will not be able to start your Plan benefit until you terminate employment with Pembina.  Trans Mountain is working to confirm this arrangement with the pension regulator.

2.              If additional funds are allocated to an HSA account for 2020 (election to be made November 4-22, 2019), will they carry over to Pembina?  If funds do not carry over post close, for those who would like to carry a balance in their HSA, will there be an opportunity to elect benefits once integrated into Pembina’s benefits program?

•                  Employees who transition to Pembina will be governed by Pembina’s HSA plan on their first day of employment with Pembina. Your remaining HSA balance as of transaction close will be transitioned to Pembina’s HSA plan.  We anticipate that we will be able to communicate the process and details closer to the closing date.

Human Resources Policies and Procedures

1.              Does Pembina offer a flexible work schedule?

•                  Pembina’s core hours are 8:30 am — 3:30 pm with an 8 hour workday dependent on work location and job specific work schedules. We encourage every employee to speak with and obtain approval from their leader regarding their work hours to ensure they align with operational and departmental requirements.  We do not offer optional flexible schedules.

2.              What are Pembina’s holidays?

•                  Pembina Pipeline Corporation in Canada observes the following holidays

New Year’s Day

Family Day

Good Friday

Victoria Day

Canada Day

Heritage Day

Labour Day

Thanksgiving Day

Remembrance Day (used as Designated Flex day during Christmas Break)

Christmas Day

Boxing Day

3.              Will Kinder Morgan’s vacation policy be recognized, or will this be superseded by Pembina’s policy?  If there is a change, when would that change take effect?

•                  When you become a Pembina employee, your years of service with Kinder Morgan will be recognized for the purposes of calculating vacation according to Pembina’s programs. The chart below shows how vacation entitlement is calculated.

Related Service Credit (RSC)	Vacation Entitlement
1st year through the 9th year	15 working days (120 hours)
10th year through the 19th year	20 working days (160 hours)
20th year through the 24th year	25 working days (200 hours)
25th year plus	30 working days (240 hours)

Pembina employees (Calgary Office) are also eligible for 12 earned flex days 6 of which are designated and 6 are undesignated and employees are free to schedule them to meet their personal circumstances.  Pembina Employees (non-Calgary Office) are entitled to 1 Flex day per year.

Other

1.              Will current Kinder Morgan contractors have roles with Pembina?

•                  Pembina is working to fully understand Kinder Morgan’s organizational structure. Once a review of roles and responsibilities is completed, Pembina will be in a better position to determine staffing requirements.

Note: Pembina reserves the right to amend or modify any elements of its benefits package in its sole discretion at any time.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed transaction anticipates that the offer and sale of Pembina shares will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act. Consequently, such shares will not be registered under the Securities Act or any state securities laws in the U.S.

In connection with the proposed transaction, Kinder Morgan Canada Limited (the “Company”) filed a preliminary proxy statement with the United States Securities and Exchange Commission (the “SEC”) on September 18, 2019, and will file a definitive proxy statement, as well as other materials. WE URGE INVESTORS TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors may obtain a free copy of the preliminary proxy statement at http://www.sec.gov, the SEC’s website, or from the Company’s website (www.kindermorgancanadalimited.com) under the tab, “Investor Relations” and then under the heading “SEC Filings.” Investors will be able to obtain free copies of the definitive proxy statement (when available) and other documents that will be filed by the Company with the SEC at http://www.sec.gov, the SEC’s website, or from the Company’s website (www.kindermorgancanadalimited.com) under the tab, “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

The Company and Kinder Morgan, Inc. (“KMI”), and their respective directors and certain of their executive officers, may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed transaction. Information regarding the Company’s officers and directors is included in the Company’s definitive proxy statement for its 2019 annual meeting filed with the SEC on April 18, 2019. Information regarding KMI’s officers and directors is included in KMI’s definitive proxy statement for its 2019 annual meeting filed with the SEC on March 29, 2019. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the information circular and proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.